Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTEON INC.

 The undersigned, for the purpose of amending and restating the Restated Certificate of Alteon Inc. filed December 7, 1990, as amended, hereby certifies as follows:

1. The name of the Corporation is ALTEON INC. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 22, 1986 under the name Geritech Inc. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 7, 1990. A Certificate of Amendment, changing the Corporation’s name from Geritech Inc. to Alteon Inc. was filed with the Secretary of State of the State of Delaware on August 29, 1991. Thereafter the Restated Certificate of Incorporation, as amended, was further amended by the following documents filed with the Secretary of State of the State of Delaware (a) a Certificate of Retirement filed June 14, 1993; (b) a Certificate of Designation filed August 3, 1995; (c) a Certificate of Designation filed April 23, 1997; (d) two Certificates of Designation filed December 11, 1997; (e) a Certificate of Retirement filed February 10, 1998; (f) a Certificate of Amendment filed May 8, 1998; (g) a Certificate of Designation filed May 8, 1998; (h) a Certificate of Retirement filed September 16, 1999; (i) a Certificate of Amendment filed September 16, 1999; (j) a Certificate of Retirement filed November 21, 2000; (k) a Certificate of Amendment filed June 7, 2001; (l) a Certificate of Amendment filed June 2, 2004; (m) a Certificate of Amendment filed September 17, 2004; (n) a Certificate of Designation filed October 6, 2004; (o) a Certificate of Designation filed July 27, 2005; (p) a Certificate of Amendment filed October 24, 2005; (q) a Certificate of Amendment filed July 20, 2006; and (r) a Certificate of Amendment filed July 20, 2006.

2. The Restated Certificate of Incorporation of the Corporation filed on December 7, 1990, as amended, is hereby further amended, among other provisions, to amend Article FIRST to reflect a change of the name of the Corporation and to amend Article FOURTH by substituting in lieu of said Article FOURTH a new Article FOURTH as set forth in the Restated Certificate of Incorporation set forth below.

3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

RESTATED
CERTIFICATE OF INCORPORATION
OF
SYNVISTA THERAPEUTICS, INC.
(Originally incorporated on October 22, 1986
under the name Geritech, Inc. and formerly known as Alteon Inc.)

FIRST: The name of the corporation is Synvista Therapeutics, Inc. (the “Corporation”).

SECOND: The name and address of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH:

A. Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 315,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 15,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

Upon the effectiveness of this Restated Certificate of Incorporation, every fifty (50) issued and outstanding shares of Common Stock of the Corporation shall be changed and reclassified into one (1) share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Common Stock multiplied by such fraction. The par value of the Common Stock shall remain $0.01 per share. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall immediately after the filing of this Amended and Restated Certificate of Incorporation represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the Corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Restated Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Amended and Restated Certificate of Incorporation, and that are not outstanding after and as a result of the filing of this Amended and Restated Certificate of Incorporation, shall resume the status of authorized but unissued shares of Common Stock.

B. Common Stock.

The holders of the Common Stock are entitled to one vote for each share held; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to Preferred Stock).

C. Preferred Stock

Undesignated Preferred Stock.

1. 2,100,000 shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine.

2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under the Delaware General Corporation Law.

Series A Preferred Stock

1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), par value $0.01 per share. The number of shares initially constituting the Series A Preferred Stock shall be 400,000; provided, however, that, if more than a total of 400,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Stockholders Rights Agreement dated as of July 27, 1995, between the Corporation and Registrar and Transfer Company, as Rights Agent, as amended by the Amended and Restated Stockholder Rights Agreement dated as of July 27, 2005, as amended, between the Corporation and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

2. Dividends or Distributions.

2.1 Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after July 20, 1995, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in share of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock, into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after July 20, 1995, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

2.2 The Corporation shall declare a dividend or distribution on any outstanding Series A Preferred Stock as provided in Section 2.1 immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for a corresponding dividend or distribution on the Common Stock.

2.3  Dividends shall begin to accrue and be cumulative on any outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

2.4  So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

2.5  The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distribution except as provided herein.

3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

3.1  Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

3.2  Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

3.3  If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Director shall be reduced by two. The voting rights granted by this Section 3.3 shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

3.4  Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

4. Certain Restrictions.

4.1 Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

4.1.1 declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

4.1.2 declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

4.1.3 redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

4.1.4 purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

4.2  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4.1, purchase or otherwise acquire such shares at such time and in such manner.

5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

7. No Redemption; No Sinking Fund.

7.1  The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock except as set forth in the Certificate of Incorporation of the Corporation; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

7.2  The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth (1/1,000ths) of a share of any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000th) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article Fourth of the Certificate of Incorporation.

11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

Series B Preferred Stock

12,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article Fourth refer to sections and subsections of this subpart of Part C of this subpart of Article Fourth.

1.	Dividends.

1.1 The holders of shares of Series B Preferred Stock, in preference to the holders of any other stock of the Corporation ranking junior to the Series B Preferred Stock including, without limitation, Common Stock and Series A Preferred Stock (collectively, the “Junior Stock”), shall be entitled to receive cumulative dividends, out of funds legally available therefor, at the annual rate of eight percent (8%) of the Series B Original Issue Price (as defined below) for each share of Series B Preferred Stock. Dividends on shares of Series B Preferred Stock shall, at the option of the holders of a majority of the outstanding Series B Preferred Stock, be payable in cash or in shares of Preferred Stock, regardless of whether declared by the Board of Directors, and for a period of five (5) years from the Series B Original Issue Date (as defined below). For purposes of this Certificate of Incorporation, the term “Series B Original Issue Price” shall mean $2.50 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).

1.2 The Corporation shall not declare or pay any dividends on any shares of Junior Stock unless all dividends accrued pursuant to Section 1.1 above have been paid with respect to all outstanding shares of Series B Preferred Stock. Subject to Section 3.2(g), if the Board of Directors of the Corporation thereafter shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series B Preferred Stock payable at the same time as the dividend is paid on the Common Stock, in an amount equal to the amount of dividends per share of Series B Preferred Stock as would have been payable on the number of shares of Common Stock which each share of Series B Preferred Stock held by each holder thereof would have received if such Series B Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends. In the event the Board of Directors of the Corporation shall declare a dividend payable upon any class or series of Junior Stock of the Corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series B Preferred Stock, payable at the same time as such dividend on such other class or series of Junior Stock in an amount equal to (i) in the case of any series or class convertible into Common Stock, a dividend per share of Series B Preferred Stock as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Series B Preferred Stock have been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the Series B Original Issue Price.

1.3 Participation Rights. If, after dividends in the full preferential amounts specified in Section 1.1 for the Series B Preferred Stock have been paid or declared and set apart, the Board of Directors shall declare an additional dividend or dividends out of the funds legally available therefore, then such additional dividend or dividends shall be declared pro rata on the Common Stock and the Series B Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series B Preferred Stock held by such holder pursuant Section 4 hereof.

2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus all dividends accrued, but unpaid pursuant to Section 1.1 above, including dividends with respect to any partial year at the appropriate pro rata rate consistent with Section 1.1 above, and any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder, provided, however, that the holders of Series B Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) any amount such holder would receive pursuant to Subsection 2.1 hereof and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series B Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsections 2.1 or 2.2 is hereinafter referred to as the “Series B Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party, or

(ii)	a subsidiary of the Corporation is a constituent party,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, license, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Subsection 2.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the ten (10) day period ending one (1) day prior to the distribution;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the ten (10) day period ending one (1) day prior to the distribution; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation after reasonable consultation with the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (the “Requisite Holders”). In the event that the Requisite Holders disagree with the fair market value as determined by the Board of Directors, the Requisite Holders shall select an appraiser that is reasonably acceptable to the Corporation who is experienced in such matters to determine the fair market value for purposes of this Subsection 2.3.2(iii); and such appraiser’s determination shall be binding upon the Corporation and the holders of Series B Preferred Stock.

3.	Voting.

3.1General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation, each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to one-half of the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class. From and after the conversion of any share of Series B Preferred Stock into Common Stock, such resulting share or shares of Common Stock shall have the full voting rights applicable to the Common Stock generally.

3.2Series B Preferred Stock Protective Provisions. At any time when any shares of Series B Preferred Stock issued pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement dated as of April 5, 2007 among this Corporation and the purchasers named therein (the “Series B Purchase Agreement”), including upon exercise of warrants, are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the shares of the Series B Preferred Stock held by Significant Holders (defined below), if any:

a) authorize or incur any Indebtedness (as defined below) in excess of $2,000,000;

b) issue or sell any convertible debt, preferred stock (convertible or otherwise) or any other equity or equity-linked security at a price that values the Corporation’s Common Stock at a price less than the Series B Original Issue Price (as adjusted for all subsequent stock splits, stock dividends, consolidations, recapitalizations and reorganizations), other than any equity or equity linked security that is issued pursuant to any transaction or transactions approved under Subsection 3.2(k) hereof;

c) increase or decrease the authorized number of shares of capital stock of the Corporation;

d) create or issue any new class or series of shares having rights, preferences or privileges senior to the Common Stock, or create or issue any other new equity or equity-linked securities, including convertible debt;

e) issue any shares of Series A Preferred Stock other than pursuant to the terms of that certain Amended and Restated Stockholders’ Rights Agreement, dated as of July 25, 2005, as amended, between the Company and American Stock Transfer & Trust Company;

f) amend, alter, or repeal any provision of this Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (including any filing of a certificate of designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred Stock

g) pay or declare any dividends or make other distributions upon its shares of capital stock;

h) purchase, redeem or otherwise acquire any of the Corporation’s equity securities (including warrants, options and other rights to acquire equity securities) other than the repurchase of equity securities pursuant to existing agreements disclosed to the Purchasers in writing prior to the date of this Amended and Restated Certificate of Incorporation specifically referencing this Subsection 3.2(h);

i) issue any equity or equity-linked securities to any employee other than pursuant to the Corporation’s Approved Stock Plans (as defined below), or increase the shares of Common Stock or other securities reserved for issuance as incentive awards to the Corporation’s management and other employees, directors and consultants pursuant to the Approved Stock Plans or any other any equity incentive plan or similar arrangement;

j) liquidate, dissolve or wind-up;

k) merge or consolidate with another corporation in which the holders of the Corporation’s voting equity securities immediately prior to the transaction would own 50% or less of the voting securities of the surviving corporation or engage in any other Deemed Liquidation Event;

l) sell, license or dispose of any material assets of the Corporation, including intellectual property or other rights to the Corporation’s development stage, pre-clinical and/or diagnostic assets, including, without limitation, pursuant to any license, development, commercialization, distribution, marketing, co-marketing, collaboration, partnering or other agreement, other than licenses of immaterial technology in the ordinary course of business on commercially reasonable terms and consistent with past practices;

m) change the authorized number of directors of the Corporation;

n) amend or waive any material provision of this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws;

o) materially change the nature of the Corporation’s business from that engaged in on the Series B Original Issue Date (as defined below);

p) intentionally take any action which is reasonably likely to result in (i) the Common Stock of the Corporation no longer being approved for quotation on the American Stock Exchange or the Nasdaq Stock Market or (ii) the Common Stock of the Corporation ceasing to be registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; or

q) agree, consent or acquiesce to any amendment, supplement or other modification to, or termination of, any of its material agreements, including, without limitation any Material License Agreement (as defined below) or any other agreement filed with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-K;

For the purposes hereof:

“Significant Holder” shall mean any beneficial holder or holder of record of at least that number of shares of Series B Preferred Stock as is equal to $4,000,000 divided by the Series B Original Issue Price (as defined below) (as adjusted for stock splits, stock dividends, reverse stock splits or the like). All shares of Series B Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the status of a holder as a Significant Holder.

“Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP;

“Approved Stock Plan” shall mean any employee benefit plan which has been approved by the Board of Directors and stockholders of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, officer or director for services provided to the Corporation; and

“Material License Agreement” shall mean (i) Exclusive License Agreement dated as of September 28, 2004 by and between Oxis International, a Delaware corporation, and HaptoGuard, as amended on March 22, 2005, as further amended on July 19, 2006, and as further amended on April 2, 2007; and (ii) License and Research Agreement dated as of July 12, 2004 by and between BIO-RAP Technologies, Ltd., an Israeli corporation, on its own behalf and on behalf of the Rappaport Family Institute for Research in the Medical Sciences, and HaptoGaurd, as amended on April 1, 2007.

4.	Optional Conversion.

The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series B Preferred Stock, plus, prior to the fifth anniversary of the Series B Original Issue Date, all accrued and unpaid dividends, shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $2.50. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. In the event that the Requisite Holders disagree with the fair market value as determined by the Board of Directors, the Requisite Holders shall select an appraiser that is reasonably acceptable to the Corporation who is experienced in such matters to determine the fair market value for purposes of this Section 4.2; and such appraiser’s determination shall be binding upon the Corporation and the holders of Series B Preferred Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

4.3.3 Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series B Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:
a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

b) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

i.	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Stock;

ii.
shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 below;

iii.	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to an Approved Stock Plan;

iv.
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities issued pursuant to Subsections 4.4.1(i), (ii), (iii) and (v); or

v.
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation.

4.4.2 No Adjustment of Series B Conversion Price. No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

a) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date.

b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.4 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.4 below (either because the consideration per share (determined pursuant to Subsection 4.4.5 hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.4 below, the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series B Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

a) “CP2” shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

b) “CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (including for this purpose as outstanding all shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock but otherwise excluding all shares of Common Stock subject to repurchase by the Corporation at cost or issuable upon exercise or conversion of Options or Convertible Securities);

d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

a)	Cash and Property: Such consideration shall:

i.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

ii.
insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation. In the event that the Requisite Holders disagree with the fair market value as determined by the Board of Directors, the Requisite Holders shall select an appraiser that is reasonably acceptable to the Corporation who is experienced in such matters to determine the fair market value for purposes of this Section 4.4.5; and such appraiser’s determination shall be binding upon the Corporation and the holders of Series B Preferred Stock;

iii.
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation. In the event that the Requisite Holders disagree with the fair market value as determined by the Board of Directors, the Requisite Holders shall select an appraiser that is reasonably acceptable to the Corporation who is experienced in such matters to determine the fair market value for purposes of this Section 4.4.5; and such appraiser’s determination shall be binding upon the Corporation and the holders of Series B Preferred Stock.

b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

i.
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

ii.
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.4 above then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

i.	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

ii.
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation, and in the event that the Requisite Holders disagree with the determination of the Board of Directors, the Requisite Holders shall select an appraiser that is reasonably acceptable to the Corporation who is experienced in such matters to make the determination for purposes of this Section 4.8; and such appraiser’s determination shall be binding upon the Corporation and the holders of Series B Preferred Stock) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

4.10 Notice of Record Date. In the event:

a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

5.	Mandatory Conversion.

5.1 Trigger Event. At such time when (A) (i) the thirty (30) day prior trailing average Closing Price of the Common Stock for the entire six-months preceding such time is equal to at least the Series B Original Issue Price, and (ii) one and one half (1.5) years have elapsed after the Corporation has had declared effective by the Securities and Exchange Commission and continuously maintained for such one and one half (1.5) year period the effectiveness of a shelf registration statement providing for the resale of all of the Common Stock underlying the Series B Preferred Stock and those certain warrants issued in connection with the Series B Preferred Stock under the Series B Purchase Agreement, an equivalent of $7,500,000 (measured as of the Series B Original Issue Date) of the Series B Preferred Stock shall (a) automatically be converted into shares of Common Stock, at the then effective Series B Conversion Price, as may be adjusted pursuant to Section 4 above, and (b) such shares may not be reissued by the Corporation, or (B) (i) the thirty (30) day prior trailing average Closing Price of the Common Stock for the entire six (6)-months preceding such time is equal to at least two (2)-times the Series B Original Issue Price, and (ii) one and one half (1.5) years have elapsed after the Corporation has had declared effective by the Securities and Exchange Commission and continuously maintained for such one and one half (1.5) year period the effectiveness of a shelf registration statement providing for the resale of all of the Common Stock underlying the Series B Preferred Stock and those certain warrants issued in connection with the Series B Preferred Stock, the remainder of the outstanding Series B Preferred Stock shall (a) automatically be converted into shares of Common Stock, at the then effective Series B Conversion Price, as may be adjusted pursuant to Section 4 above, and (b) such shares may not be reissued by the Corporation (the occurrence of the events specified in these Sections 5.1(A) and (B) is referred to herein as the “Mandatory Conversion Time”).

For purposes of this Section 5 the following terms are defined as follows:

“Closing Price” means on any particular date (a) the last reported closing price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 PM (New York time)), or (b) if there is no such price on such date, then the closing price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time)), or (c) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board or (d)  if the Common Stock is not then listed or quoted on the Trading Market or the OTC Bulletin Board and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent price per share of the Common Stock so reported, or (e) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Purchasers of a majority in interest of the Series B Preferred Stock then outstanding.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Global Market.

5.2 Procedural Requirements. All holders of record of shares of Series B Preferred Stock subject to conversion shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Preferred Stock subject to conversion shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Series B Preferred Stock subject to conversion shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Subsection 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock subject to conversion, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted.

5.3 Effect of Mandatory Conversion. All shares of Series B Preferred Stock subject to conversion shall, from and after the Mandatory Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent.

D. Special meetings of the stockholders may only be called by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH:

A. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

B. The directors, other than those who may be elected by the holders of shares of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of the directors, voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

EIGHTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. In addition to the right to indemnification conferred in Paragraph A of this Article EIGHTH, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Paragraph B or otherwise.

C. If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation as amended from time to time, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

G. The rights conferred upon Indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal.

NINTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. All references in this Article NINTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article ELEVENTH).

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the Delaware General Corporation Law and all rights conferred upon stockholders are granted subject to this reservation; provided that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least eighty (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Article ELEVENTH of this Restated Certificate of Incorporation.

ELEVENTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the Delaware General Corporation Law and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the Delaware General Corporation Law, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article ELEVENTH and any such agreement, the term, “Continuing Directors,” shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director’s nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized President and Chief Executive Officer this 23rd day of July, 2007.

ALTEON INC.

By:	/s/ Noah Berkowitz
Noah Berkowitz,
Its President and Chief Executive Officer